Exhibit 10.36

Jiangxin International

Contract No.: Jiangxin International [2009 Trust 085] No. 4

GUARANTEE AGREEMENT

Jiangxi International Trust Co., Ltd.

Guarantor: JINKO SOLAR CO., LTD. (“Party A”)

Domicile Address: 1 Jingke Road, Shangrao Economic Development Zone

Authorized Representative: Xiande Li

Creditor: Jiangxi International Trust Co., Ltd. (“Party B”, together with Party A, the “Parties” and each, a “Party”)

Domicile Address: 88 Beijing Xi Road, Nanchang City

Authorized Representative: Qiang Qiu

For the purpose of ensuring the performance of the Trust Loan Agreement (the “Master Agreement”) numbed Jiangxin International [2009 Trust 085] No. (2) entered into by and between Jiangxi Heji Investment Co., Ltd. and Party B, Party A agrees to provide guarantee for the borrower’s obligation to repay the principal and interests due and payable under the Master Agreement to the creditor, as provided herein. In order to clarify the Parties’ rights and obligations, the Parties enter into this agreement (the “Guarantee Agreement”) pursuant to the laws and regulations of the State.

Part 1 Scope of Guarantee

Section 1 Party A’s guarantee scope: the principal of RMB50 million and interests under the Mater Agreement (including compound interests and penalty interests), liquidated damages, indemnity, advances of Party B, and all expenses incurred by Party B to realize the creditor’s right (including but not limited to litigation fee, arbitration fee, property preservation fee, travel expense, enforcement fee, evaluation fee and auction fee).

Part 2 Form of Guarantee

Section 2 Party A’s guarantee is a joint and several liability guarantee.

Part 3 Guarantee Period

Section 3 Lender’s lending period under the Master Agreement is a 36-month period, from June 8, 2009 to June 7, 2012. In the event of change of such period, dates recorded on other proofs as deemed valid by the Master Agreement shall apply.

Section 4 The guarantee period for which Party A is liable for guarantee is: two years from the repayment date stipulated in the Master Agreement.

Part 4 Severability of the Guarantee Agreement

Section 5 The Guarantee Agreement is severable from the Master Agreement. If the Master Agreement is not duly formed, does not come into force, is void, void in part, revoked, or terminated, the Guarantee Agreement shall not be affected. In the event that the Master Agreement is held as not duly formed, does not come into force, is void, void in part, revoked, or terminated, Party A shall still be jointly and severally liable for liabilities resulting from the principal and interests or any indemnities under the Master Agreement.

Part 5 Rights and Obligations of the Parties

Section 6 Rights and Obligations of the Parties

6.1	Party A guarantees that Party A is a Chinese legal person or other entity incorporated and existing under the law of the People’s Republic of China, has all civil capacity required to sign and execute the Guarantee Agreement, is solely capable of civil liability, and has all licenses, permits, registrations required for signing the Guarantee Agreement;

6.2	Party A has completed all procedures of internal authorization to sign the Guarantee Agreement and all such procedures are valid. The signing of the Guarantee Agreement and honoring of its obligations hereunder by Party A does not conflict with Party A’s articles of association, internal rules and procedures in effect or any contract, agreement and other instrument that is binding upon Party A;

6.3	Party A acknowledges and agrees upon all provisions of the Master Agreement and is willing to provide guarantee for the borrower under the Master Agreement; the intention expressed herein is genuine;

6.4	In the event of existence of any other security under the Master Agreement except as stipulated herein (including mortgage/pledge provided by the debtor of the Master Agreement upon its own property to Party B), Party A’s guarantee liability shall not be affected, released or abated by any such security. Party B has the priority to exercise the guarantee right hereunder and Party A waives its priority defense right of any other security; even if Party B waives its right to mortgage/pledge on property of the borrower or alters priority or provisions thereof, resulting in loss or abatement of priority claim right under such mortgage/pledge by Party B, Party A’s guarantee liability shall not be released or abated;

6.5	Party A shall not be liable for guarantee hereunder in the event that the borrower under the Master Agreement repays principal and interests under the Master Agreement in a full and timely basis;

6.6	If Party B, within the guarantee period, transfers to any third party the creditor’s right under the Master Agreement without consent from Party A, Party A's obligation of guarantee shall continue;

6.7	In the event that the borrower under the Master Agreement and Party B agree upon amendment of the Master Agreement, any amendment other than guarantee period extension or principal amount increase that will not aggravate the borrower’s obligation to repay the loan may be made without consent from Party A, and Party A will be liable for guarantee under the amended Master Agreement; guarantee period extension or principal amount increase will require consent from Party A;

6.8	Party A guarantees that any document evidencing its credit standing, financial statement or other material provided by Party A to Party B are genuine and valid;

6.9	In the event that the borrower fails to repay principal and interests thereupon under the Master Agreement resulting in Party B requesting Party A to honor its obligation of guarantee, Party A shall, upon receipt of written notice from Party B, honors the obligation of repayment under the Master Agreement on behalf of the borrower;

6.10	Any payment made by Party A to Party B for honoring obligations hereunder (including payment to Party B for exercising Party B’s right under Section 6.10), shall be used to discharge the obligations according to the following sequence: (1) expense incurred to exercise the creditor’s right and guarantee’s right; (2) damages; (3) liquidated damages; (4) compound interests; (5) penalty interests; and Party B is entitled to alter the sequence;

6.11	Where Party B requires Party A to honor its obligation of guarantee as stipulated hereunder, Party A authorizes Party B to deduct required amount from Party A’s account at Shangrao Commercial Bank, and in the event of any shortage, to deduct the remaining amount from Party A’s any other account at or require the repayment of Party A; Party B shall not be liable for Party A’s loss of interests caused by such deduction or any other loss;

6.12	In the event of Party A’s change of operation, registered capital, shareholding, application for reorganization, compromise, bankruptcy or selling, transferring or otherwise disposing any of its material assets, a 30-day prior notice shall be given to Party B; in the event of Party A’s change of address, name, or authorized representative, a notice shall be given to Party B within seven days after the change;

6.13	In the event that Party A, within the validity of the Guarantee Agreement, makes any other guarantee for any other third party, such guarantee shall be made without prejudice to Party B.

Party 6 Breach

Section 7 the Parties shall, upon execution of the Guarantee Agreement, honor their respective obligations hereunder; in the event that any Party fails to perform the Guarantee Agreement in full or in part, the breaching party shall be liable for such breach and indemnify the aggrieved party for losses resulting from such breach.

Party 7 Execution, Amendment and Termination

Section 8 This Guarantee Agreement shall come into force when duly signed or sealed by the representatives or attorneys-in-fact duly authorized by the Parties with their company seals/special contract seals attached thereto.

Section 9 Neither Party may amend or terminate the Guarantee Agreement without agreement upon execution of the Agreement; to effectuate an amendment or termination, the Parties shall negotiate and reach an written agreement.

Party 8 Settlement of Dispute

Section 10 In the event of any dispute between the Parties arising out of the Guarantee Agreement, the Parties may negotiate to settle such dispute; in the event of failure of such negotiation, such dispute shall be referred to the People’s Court where Party B domiciles.

Part 9 Supplementary Provisions

Section 11 Notices and Delivery

11.1	Any notice or written communication sent by any Party to the other Party including but not limited to any and all written documents or notices that must be given as stipulated hereunder, must be sent by certified mail, facsimile, courier service or other communication means and delivered to the addresses of the Parties as first written above;

11.2	If sent by certified mail, the 4th day of sending of such files or notices shall be deemed as the date of delivery or receipt; if by facsimile, the date of acknowledgement of successful receipt shall be deemed as the date of delivery or receipt; and if by courier service, the date on which the courier serves the addressee with such files or notices, shall be deemed as the date of delivery or receipt. In the event of change of any of contact, the Party concerned shall notify the other Party of changed contact in writing within seven days of such change as provided herein and hereafter notices, files or applications as stipulated herein must be delivered according to changed contact.

Section 12 This Guarantee Agreement is in quadruplicate and the Parties each are provided with two copies which are equally binding under law.

Section 13 Upon execution of the Guarantee Agreement, Party B construes and interprets to Party A all provisions of the Guarantee Agreement, and the Parties have no dispute over all of the provisions and they understand their rights and obligations and limitation of liability or legal implication of exception clauses without error.

Party A: (Seal): /s/ Xiande Li

Authorized Representative:

(or Attorney-in-fact)

Party B: (Seal): /s/ Weiguang Wu

Authorized Representative:

(or Attorney-in-fact)

This Guarantee Agreement is executed by the Parties on May 31, 2009 in Nanchang City.